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          Consent of Frank, Rimerman & Co. LLP, Independent Auditors


We consent to the incorporation by reference of our report dated October 23, 1995 (except for the second paragraph of Note 1, the fifth paragraph of Note 3 and the last two paragraphs of Note 7, as to which the date is July 11, 1996) in the Registration Statement (Form S-4) and related Prospectus of Boston Scientific Corporation with respect to the consolidated financial statements of Interventional Therapeutics Corporation included in the Current Report on Form 8-K/A of Target Therapeutics, Inc., filed with the Securities and Exchange Commission on July 25, 1996.



                                        /s/ Frank, Rimerman & Co. LLP

Menlo Park, California
February 25, 1997